EXHIBIT 31

  WAMU ASSET ACCEPTANCE CORP.

OFFICER’S CERTIFICATE

1. I have reviewed this report on Form 10–K and all reports on Form 10–D required to be filed in respect of the period covered by this report on Form 10–K of Washington Mutual Mortgage Pass-Through Certificates, WMALT Series 2006-6 Trust (the ‘‘Exchange Act periodic reports’’);

2. Based on my knowledge, the Exchange Act periodic reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10–D for the period covered by this report is included in the Exchange Act periodic reports;

4. Based on my knowledge and the servicer compliance statements required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act periodic reports, the servicers have fulfilled their obligations under the servicing agreement(s) in all material respects, except for (i) Alliance Bancorp, (ii) Countrywide Home Loans, Inc., and (iii) Downey Savings and Loan Association, FA. for whom I have insufficient information to base an assessment; and

5. All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a–18 and 15d–18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10–K.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: (i) CitiMortgage, Inc., (ii) Central Mortgage Company, (iii) Chase Manhattan Mortgage Corporation, (iv) GMAC Mortgage Corporation of PA, (v) Greenpoint Mortgage Company, (vi) HSBC Mortgage Corporation (USA), (vii) Litton Loan Servicing LP, (viii) PHH Mortgage Services fka Cendant Mortgage Company, and (ix) Suntrust Mortgage, Inc. The following unaffiliated parties did not provide sufficient information upon which reasonable reliance could be based: (i) Alliance Bancorp, (ii) Countrywide Home Loans, Inc., and (iii) Downey Savings and Loan Association, FA.

Date:  March 15, 2007

  /s/ Thomas G. Lehmann
Name:  Thomas G. Lehmann
Title:    President